Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Mark Barbalato (212) 850-5707

MILLER INDUSTRIES REPORTS 2019 THIRD QUARTER RESULTS

CHATTANOOGA, Tenn., November 6, 2019/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the third quarter ended September 30, 2019.

For the third quarter of 2019, net sales were $195.5 million, a decrease of 0.1%, compared to $195.7 million for the third quarter of 2018. Net income in the third quarter of 2019 was $8.1 million, or $0.71 per diluted share, a decrease of 6.9%, compared to net income of $8.7 million, or $0.76 per diluted share, in the prior year period.

Gross profit for the third quarter of 2019 was $21.7 million, or 11.1% of net sales, compared to $21.5 million, or 11.0% of net sales, for the third quarter of 2018. Selling, general and administrative expenses were $10.5 million, or 5.3% of net sales, compared to $9.5 million, or 4.8% of net sales, in the prior year period.

For the nine months ended September 30, 2019, net sales were $615.0 million, an increase of 15.7% compared to $531.7 million in the prior year period. The Company reported net income of $27.4 million, or $2.41 per diluted share for the first nine months of 2019, an increase of 19.5% compared to net income of $22.9 million, or $2.01 per diluted share for the first nine months of 2018.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable December 16, 2019 to shareholders of record at the close of business on December  9, 2019.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company stated, “We delivered solid third quarter results even though our third quarter revenue was negatively impacted by temporary supply chain dynamics with certain chassis manufacturers.  Those dynamics negatively impacted deliveries to both our plants and our distributors but have since been corrected by our key suppliers and are not expected to impact the fourth quarter. Despite those setbacks, we were able to increase gross profits by 1.3% year-over-year and expand our gross margins by 10 basis points due to our strong cost control discipline. Additionally, during the third quarter, we continued to invest in our business by escalating our marketing efforts and enhancing software capabilities to better serve our customers, which resulted in a modest increase in SG&A as a percentage of net sales.”

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MILLER INDUSTRIES REPORTS 2019 THIRD QUARTER RESULTS	PAGE 2

Mr. Badgley continued, “Foreign sales reflect a change in delivery requirements of certain contracts.  Our international backlog remains strong and we anticipate an increase in deliveries during the fourth quarter. As we move toward year end, we remain confident in the underlying strength of our business, as we are committed to providing best-in-class service to our customers while investing for long-term growth.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, November 7, 2019, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/32186

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through November 14, 2019. The replay number is 1-844-512-2921, Passcode 3111808.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2019 THIRD QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customers’ access to capital and credit to fund purchases; our dependence upon outside suppliers for our raw materials, including aluminum, steel, petroleum-related products and other purchased component parts; changes in price (including as a result of the imposition of tariffs) of aluminum, steel, petroleum-related products and other purchased component parts; delays in receiving supplies of such materials or parts; operational challenges caused by our increased sales volumes; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; failure to comply with domestic and foreign anti-corruption laws; special risks from our sales to U.S. and other governmental entities through prime contractors; our ability to secure new military orders; competition and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
			%			%
	2019	2018	Change	2019	2018	Change
NET SALES	$195,467	$195,690	-0.1%	$615,026	$531,738	15.7%

COSTS OF OPERATIONS	173,721	174,214	-0.3%	545,470	470,556	15.9%

GROSS PROFIT	21,746	21,476	1.3%	69,556	61,182	13.7%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	10,453	9,450	10.6%	31,636	28,717	10.2%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	424	525	-19.2%	1,813	1,429	26.9%

Other (Income) Expense, Net	231	76	203.9%	542	(212)	-355.7%

Total Expense, Net	11,108	10,051	10.5%	33,991	29,934	13.6%

INCOME BEFORE INCOME TAXES	10,638	11,425	-6.9%	35,565	31,248	13.8%

INCOME TAX PROVISION	2,562	2,748	-6.8%	8,146	8,301	-1.9%

NET INCOME	$8,076	$8,677	-6.9%	$27,419	$22,947	19.5%

BASIC INCOME PER COMMON SHARE	$0.71	$0.76	-6.6%	$2.41	$2.02	19.3%

DILUTED INCOME PER COMMON SHARE	$0.71	$0.76	-6.6%	$2.41	$2.01	19.9%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.54	$0.54	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,400	11,389	0.1%	11,400	11,386	0.1%
Diluted	11,400	11,393	0.1%	11,400	11,393	0.1%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data) (Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$27,459	$27,037
Accounts receivable, net of allowance for doubtful accounts of $1,048 and $1,112 at September 30, 2019 and December 31, 2018, respectively	165,789	149,142
Inventories, net	98,072	93,767
Prepaid expenses	4,745	3,272
Total current assets	296,065	273,218
NONCURRENT ASSETS:
Property, plant and equipment, net	91,527	82,850
Right-of-use assets - operating leases	1,407	—
Goodwill	11,619	11,619
Other assets	504	497
TOTAL ASSETS	$401,122	$368,184

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$114,871	$98,220
Accrued liabilities	24,792	24,863
Current portion of operating lease obligation	343	—
Current portion of finance lease obligation	21	20
Long-term obligations due within one year	368	285
Total current liabilities	140,395	123,388
NONCURRENT LIABILITIES:
Long-term obligations	10,092	15,475
Noncurrent portion of operating lease obligation	1,061	—
Noncurrent portion of finance lease obligation	42	58
Deferred income tax liabilities	1,765	1,700
Total liabilities	153,355	140,621

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,400,102 and 11,394,546, outstanding at September 30, 2019 and December 31, 2018, respectively	114	114
Additional paid-in capital	151,055	150,905
Accumulated surplus	102,621	81,354
Accumulated other comprehensive loss	(6,023)	(4,810)
Total shareholders' equity	247,767	227,563
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$401,122	$368,184